EXHIBIT 5.1


                           [MWBB Letterhead]



                           November 19, 1996


Heilig-Meyers Company
2235 Staples Mill Road
Richmond, VA 23230

Gentlemen:

         We have acted as counsel to Heilig-Meyers Company ("Heilig-Meyers") in connection with the Registration Statement on Form S- 4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, with respect to up to 4,927,053 shares (the "Shares") of Heilig-Meyers' Common Stock, $2.00 par value, to be issued in connection with the merger of a wholly-owned subsidiary of Heilig-Meyers into Rhodes, Inc., as described in the Registration Statement.

         In this capacity, we have examined the Registration Statement, Heilig-Meyers' Restated Articles of Incorporation and Bylaws, the records of corporate proceedings of Heilig-Meyers and such other materials as we deem necessary to render this opinion.

         Based on the foregoing, we are of the opinion that:

         (1) Heilig-Meyers is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         (2) The Shares are duly authorized and when issued as set forth in the Registration Statement will be duly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Matters" in the joint proxy statement-prospectus which is a part of the Registration statement.

                                          Very truly yours,

                              /s/ McGuire, Woods, Battle & Boothe, L.L.P.

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